Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ELECTS ADRIAN ADAMS TO BOARD OF DIRECTORS

San Diego, CA — October 30, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that Adrian Adams has been elected to the company’s Board of Directors effective immediately.

“We are very pleased to welcome Adrian to the Amylin Board,” said Daniel M. Bradbury, President and CEO of Amylin Pharmaceuticals. “His international experience as a highly innovative, strategic business leader, combined with a track record of building organizations and delivering optimum results will enhance our Board’s depth of experience.”

Mr. Adams currently serves as President and CEO of Sepracor, Inc. Prior to this he was President and Chief Executive Officer of Kos Pharmaceuticals from 2002 until the acquisition of the company by Abbott Laboratories in December 2006. Mr. Adams has over 30 years of experience in both specialty and large pharmaceutical organizations that, in addition to Sepracor and Kos, included careers with ICI, SmithKline Beecham and Novartis, and involved work and product launches in most therapeutic areas. Mr. Adams has a broad background encompassing research and development, sales, international and national product marketing, business development and extensive general management experience.

He is a graduate of Manchester University in the United Kingdom with a Bachelor of Science degree.

In addition to serving on the Amylin Board, Mr. Adams is actively involved as a board member of PhRMA (Pharmaceutical Research and Manufacturer of America).

About Amylin

Amylin Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is headquartered in San Diego, California with over 1,800 employees nationwide. Further information on Amylin Pharmaceuticals is available at http://www.amylin.com.

###

CONTACT:
Alice Bahner Izzo

Executive Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

+1-858-552-2200
www.amylin.com